Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this amended draft Registration Statement on Form S-1 dated April 22, 2013 of China Commercial Credit, Inc. of our report dated April 22, 2013, with respect to our audits of China Commercial Credit, Inc. and its subsidiaries, specifically the consolidated balance sheets of China Commercial Credit Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" and "selected financial data" in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, New York
April 22, 2013